From:   EnviroStar Inc.
290 NE 68 Street for the
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

FOR RELEASE: at 1:00 PM, Friday, February 14, 2014

EnviroStar, Inc. Announces Improved Revenues and Earnings for the Second Quarter

Miami, FL – February 14, 2014, – EnviroStar, Inc., (NYSE MKT: EVI), today reported improved operating results for the six and three month periods ended December 31, 2013.  For the first six months of fiscal 2014, revenues increased by 41.4% to $18,328,643 from $12,958,823 for the same period of fiscal 2013.  Net earnings increased by 226.0% to $903,077 or $.13 per share compared to net income of $276,994 or $.04 per share for the same period of fiscal 2013.

For the second quarter of fiscal 2014, revenues increased by 52.6% to $9,835,413 from $6,445,709 in the comparable period of fiscal 2013. Net earnings for the period increased by 281.4% to $477,306 or $.07 per share compared to $125,155 or $.02 per share for the second quarter of fiscal 2013.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “We are pleased with the Company’s performance for the six and three month periods of fiscal 2014. As already reported, we began the year with a solid backlog and we projected fiscal 2014 to be a successful year. At this point in time these projections are on track, although individual quarters may differ depending on future scheduling.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE MKT:EVI)

Summary Unaudited Consolidated Statements of Income

	Six months ended December 31,		Three months ended December 31,
	2013	2012	2013	2012

Revenues	$18,328,643	$12,958,823	$9,835,413	$6,445,709

Earnings before income taxes	1,451,490	449,039	767,084	202,016
Provision for income taxes	548,413	172,045	289,778	76,861

Net earnings	$903,077	$276,994	$477,306	$125,155

Basic and diluted earnings per share	$.13	$.04	$.07	$.02

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732